Exhibit 99.1

FOR IMMEDIATE RELEASE

BSQUARE Reports Third Quarter and Nine Months YTD 2015 Results

Third Quarter Net Income $1.2 million; EPS $0.10

Bellevue, WA – November 12, 2015 – BSQUARE Corporation (NASDAQ: BSQR) today announced financial results for the third quarter and first nine months of 2015.

Third Quarter 2015 Financial Highlights

●	Revenue was $26.4 million, an 8% decrease compared to the second quarter of 2015 and an 8% increase over the third quarter of 2014.
●	Net income was $1.2 million, or $0.10 per share, compared to $1.9 million, or $0.15 per share, in the second quarter of 2015 and $0.7 million, or $0.06 per share, in the year-ago quarter.
●	Adjusted EBITDAS* was $2.0 million, a decrease of $341,000 from $2.3 million in the second quarter of 2015, and an increase of $872,000 compared to $1.1 million in the year-ago quarter.
●	Cash and investments at September 30, 2015 were $29.6 million, a decrease of $0.1 million from June 30, 2015.

Details as follows (unaudited, in 000’s except per share amounts):

	Three Months Ended
	9/30/2015	6/30/2015	9/30/2014
Revenue:
Third-party Software	$20,790	$23,316	$19,217
Engineering Services	5,220	5,197	4,767
Proprietary Software	425	360	551
Total Revenue	26,435	28,873	24,535
Total Gross Profit	4,873	5,232	3,963
Gross Margins:
Third-party Software	15%	15%	14%
Engineering Services	26%	29%	20%
Proprietary Software	74%	64%	74%
Total Gross Margin	18%	18%	16%
Total Operating Expenses	3,486	3,361	3,240
Net Income	$1,245	$1,885	$691
Per Share-Diluted	$0.10	$0.15	$0.06
Adjusted EBITDAS*	$1,977	$2,318	$1,105
Cash and Investments EoQ**	$29,561	$29,680	$25,471

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at each date above was $250,000).

CEO Commentary

Jerry Chase, President and CEO of BSQUARE, commented, “Our results in the third quarter showed year-over-year improvements in financial performance and were the result of continued focus and execution on our core businesses. Revenue and profits were down on a sequential quarterly basis as a result of a very strong second quarter that included the effects of Microsoft fiscal year-end sales incentives. During the third quarter we made progress developing our new DataVTM IoT product and as a result made additional operational investments including expanded marketing initiatives and the hiring of additional sales personnel.”

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Financial Commentary on Third Quarter 2015 Results (Compared to Second Quarter 2015)

●

Revenue from third-party software was $20.8 million, a decrease of 11% from $23.3 million in the second quarter of 2015, due primarily to Microsoft June 30 fiscal year-end sales incentives which positively impacted second quarter revenue.

●

Engineering services revenue was essentially flat at $5.2 million, while engineering services margin decreased by three percentage points to 26%.  The margin decrease resulted from higher than planned labor hours required on a large project.

●

The decrease in cash and investments of $0.1 million was primarily due to an increase in accounts receivable and a decrease in third-party software fees payable, which reduced cash balances by more than the positive Adjusted EBITDAS contribution of $2.0 million. Days sales outstanding (DSO) increased to 54 days at September 30, 2015, from 47 days at June 30, 2015 and 49 days at December 31, 2014. The DSO increase is a result of extended payment terms granted to a Fortune 100 customer.

Nine Months 2015 Financial Highlights

●	Revenue was $81.6 million, a 16% increase compared to $70.3 million for the year-ago period, driven primarily by increased software revenue.
●

Net income was $5.0 million or $0.40 per share, a $4.0 million increase compared to net income of $0.9 million or $0.08 per share in the first nine months of 2014. Increased software revenue, higher margins and lower operating costs all contributed to this improvement.

●	Adjusted EBITDAS* was $6.6 million, an increase of $4.2 million compared to $2.4 million in the year-ago period.

Details as follows (unaudited, in 000’s except per share amounts):

	Nine Months Ended
	9/30/2015	9/30/2014
Revenue:
Third-party Software	$63,914	$53,877
Engineering Services	14,894	14,690
Proprietary Software	2,765	1,754
Total Revenue	81,573	70,321
Total Gross Profit	15,554	11,763
Gross Margins:
Third-party Software	15%	13%
Engineering Services	24%	23%
Proprietary Software	87%	72%
Total Gross Margin	19%	17%
Total Operating Expenses	10,420	10,567
Net Income	$4,953	$949
Per Share-Diluted	$0.40	$0.08
Adjusted EBITDAS*	$6,581	$2,366
Cash and Investments EoQ**	$29,561	$25,471

 Notes:

*Adjusted EBITDAS = Operating income (loss) before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

**Cash and Investments EoQ includes both short and long-term amounts (long-term at each date above was $250,000).

Financial Commentary on September 30, 2015 YTD Results (compared to YTD 2014)

●	Revenue from third-party software was $63.9 million, a 19% increase from $53.9 million recorded in the prior year period, due to increased customer demand.
●

Third-party software gross profit was $9.6 million, a $2.4 million or 33% increase from $7.2 million in the prior year period. The increase was due to the 19% revenue increase, improved operational efficiencies, product mix and customer mix, contributing to an increase in gross margin percentage from 13% in the nine months ended September 30, 2014 to 15% in the current year period.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

●

Engineering services gross profit was $3.6 million, an increase of 9% from $3.3 million in the prior year period. The 2014 period marked the completion of a large hand-held terminal project in Japan resulting in the recognition of $478,000 of revenue and gross profit in the second quarter of 2014.

●

Proprietary software gross profit was $2.4 million, an increase of $1.1 million from $1.3 million in the prior year period. The increase was due to sales of our legacy software in the first quarter of 2015 that exceeded the historical trend combined with a relatively fixed cost of sales.

●

Operating expenses totaled $10.4 million, a decrease of $147,000 from $10.6 million in the prior year period. This decrease was primarily due to the operational efficiencies and reduction in overhead costs implemented in late 2013 that were fully realized in the second half of 2014.

Outlook

Management currently has the following expectations for Q4 2015:

●	Total revenue will be in the range of $23 to $26 million;
●	Gross margin for services will continue in the mid-20% range;
●	Bookings and initial revenue from DataV;
●	Continued GAAP profitability; and
●

Accounts receivable balance is expected to continue to increase into early 2016 as we have selectively provided extended payment terms to a highly credit-worthy customer beginning mid-year 2015. We believe this new arrangement will leverage our strong cash position to improve our third-party gross margins and profitability. Our accounts receivable balance and DSO metrics will therefore increase, with a commensurate decrease in cash and/or short-term investments balances.

Conference Call

Management will host a conference call today, November 12, 2015, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-888-737-3616 or 1-913-981-5540 for international callers, and reference “BSQUARE Corporation Third Quarter 2015 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-877-870-5176, or 1-858-384-5517 for international callers; reference pin number 8238864. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE Corporation

BSQUARE software and engineering services help enterprises implement business-focused Internet of Things (IoT) systems that improve asset uptime and drive better business outcomes. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue growth and profitability, and cash and investments; and strategies for customer retention, growth, product and service development, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Microsoft, Intel, Aava Mobile and Future Electronics; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:Investor Contact:

Marty Heimbigner, CFODavid Niederman

BSQUARE CorporationThe Blueshirt Group

+1 425.519.5900+ 1 415.489.2189

investorrelations@bsquare.comdavidn@blueshirtgroup.com

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BSQUARE, the BSQUARE Logo, and DataV are trademarks of BSQUARE Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,385	$13,127
Short-term investments	15,926	13,263
Accounts receivable, net of allowance for doubtful accounts of $36 at September 30, 2015 and $125 at December 31, 2014	15,560	13,626
Deferred tax assets	10	10
Prepaid expenses and other current assets	514	717
Total current assets	45,395	40,743
Equipment, furniture and leasehold improvements, net	1,236	1,336
Restricted cash	250	250
Deferred tax assets	294	391
Intangible assets, net	628	729
Goodwill	3,738	3,738
Other non-current assets	52	54
Total assets	$51,593	$47,241
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Third-party software fees payable	$10,184	$12,247
Accounts payable	285	165
Accrued compensation	2,333	2,106
Other accrued expenses	1,320	1,539
Deferred rent, current portion	293	275
Deferred revenue	705	712
Total current liabilities	15,120	17,044
Deferred tax liability	141	144
Deferred rent	1,255	1,476
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 12,012,358 shares issued and outstanding at September 30, 2015 and 11,767,577 shares issued and outstanding at December 31, 2014	132,601	131,071
Accumulated other comprehensive loss	(829)	(846)
Accumulated deficit	(96,695)	(101,648)
Total shareholders’ equity	35,077	28,577
Total liabilities and shareholders’ equity	$51,593	$47,241

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Software	$21,215	$19,768	$66,679	$55,631
Service	5,220	4,767	14,894	14,690
Total revenue	26,435	24,535	81,573	70,321
Cost of revenue:
Software	17,698	16,760	54,732	47,189
Service	3,864	3,812	11,287	11,369
Total cost of revenue	21,562	20,572	66,019	58,558
Gross profit	4,873	3,963	15,554	11,763
Operating expenses:
Selling, general and administrative	3,174	2,880	9,120	9,352
Research and development	312	360	1,300	1,215
Total operating expenses	3,486	3,240	10,420	10,567
Income from operations	1,387	723	5,134	1,196
Other income (expense), net	32	(16)	124	(118)
Income before income taxes	1,419	707	5,258	1,078
Income tax expense	(174)	(16)	(305)	(129)
Net income	$1,245	$691	$4,953	$949
Basic income per share	$0.10	$0.06	$0.42	$0.08
Diluted income per share	$0.10	$0.06	$0.40	$0.08
Shares used in calculation of income per share:
Basic	11,959	11,655	11,867	11,520
Diluted	12,466	11,832	12,294	11,732

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Adjusted EBITDAS:
Operating income as reported	$1,387	$723	$5,134	$1,196
Depreciation and amortization	137	154	425	479
Stock-based compensation expense	453	228	1,022	691
Adjusted EBITDAS (1)	$1,977	$1,105	$6,581	$2,366
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999